Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports Second Quarter 2017 Results

AUSTIN, Texas, August 4, 2017 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the second quarter 2017. Revenues for the second quarter of 2017 were $66.0 million, compared to $66.0 million for the first quarter of 2017 and  $63.5 million for the second quarter of 2016.

Net income was $0.6 million for the second quarter of 2017, compared to $1.6 million for the first quarter of 2017 and $3.3 million for the second quarter of 2016. Net cash provided by operating activities was  $34.0 million for the second quarter of 2017, compared to $18.3 million for the first quarter of 2017 and $36.5 million for the second quarter of 2016.

Adjusted EBITDA was  $36.7 million for the second quarter of 2017, compared to $36.0 million for the first quarter of 2017 and $37.1 million for the second quarter of 2016.  Distributable Cash Flow was  $27.1 million for the second quarter of 2017, compared to $27.2 million for the first quarter of 2017 and  $30.5 million for the second quarter of 2016.

“In the second quarter, USA Compression benefitted from increasing customer demand for our compression services, with contract compression service revenues up almost 5% over the first quarter and average revenue generating horsepower increasing over 4%, or almost 60,000 horsepower,” said Eric D. Long, USA Compression’s President and Chief Executive Officer. “This demand and the resulting increase in our active fleet horsepower contributed to increased utilization and strong gross operating margins.  As our customer base continues to adapt to the current and future commodity price environment, we have better future visibility and are seeing new demand for our compression services reaching well into 2018. As a result, we are expanding our fleet of large horsepower assets by taking delivery of approximately 70,000 horsepower during the second half of 2017 and we have made commitments to take delivery of approximately 150,000 horsepower throughout 2018, all of which consists of large horsepower units.  We expect the continued deployment of this new horsepower to drive increased Adjusted EBITDA and Distributable Cash Flow in the coming quarters and beyond.”

Average revenue generating horsepower increased to 1,465,401 for the second quarter of 2017 from 1,406,206 for the first quarter of 2017 and 1,378,496 for the second quarter of 2016.  Average revenue per revenue generating horsepower per month decreased to $14.95 for the second quarter of 2017 from $14.98 for the first quarter of 2017 and $15.52 for the second quarter of 2016 due, in part, to fluctuation in the mix of small and large fleet horsepower between comparable periods.

Operating income was $6.7 million for the second quarter of 2017, compared to $7.4 million for the first quarter of 2017 and $8.5 million for the second quarter of 2016. Gross operating margin was  $44.4 million for the second quarter of 2017, compared to $43.5 million for the first quarter of 2017 and  $44.9 million for the second quarter of 2016. Gross operating margin as a percentage of total revenues was 67.3% for the second quarter of 2017, compared to 65.9% for the first quarter of 2017 and 70.6% for the second quarter of 2016.

Expansion capital expenditures were $14.5 million, maintenance capital expenditures were $3.7 million and cash interest expense, net was $5.5 million for the second quarter of 2017.

On July 20, 2017, the Partnership announced a cash distribution of $0.525 per unit on its common units.  This second quarter distribution corresponds to an annualized distribution rate of $2.10 per unit.  The distribution will be paid on August 11, 2017 to unitholders of record as of the close of business on August 1, 2017.   USA Compression Holdings, LLC, the owner of approximately 39.8% of the Partnership’s outstanding limited partner interests, elected to reinvest 50% of this distribution with respect to its units pursuant to the Partnership’s Distribution Reinvestment Plan (the “DRIP”).  For the second quarter of 2017, the Partnership’s Distributable Cash Flow Coverage Ratio was 0.81x and Cash Coverage Ratio was 1.03x.

Operational and Financial Data

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Operational Data
Fleet Horsepower (at period end)	1,736,988	1,739,379	1,718,757
Revenue Generating Horsepower (at period end)	1,477,992	1,427,634	1,359,523
Average Revenue Generating Horsepower	1,465,401	1,406,206	1,378,496
Revenue Generating Compression Units (at period end)	2,694	2,612	2,558
Horsepower Utilization (at period end) (1)	92.6%	89.9%	86.0%
Average Horsepower Utilization (for the period) (1)	91.2%	88.2%	86.1%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$66,014	$66,032	$63,511
Average Revenue Per Revenue Generating Horsepower Per Month (2)	$14.95	$14.98	$15.52
Net income	$553	$1,552	$3,274
Operating income	$6,677	$7,368	$8,500
Net cash provided by operating activities	$33,986	$18,286	$36,497
Gross Operating Margin (3)	$44,431	$43,510	$44,857
Gross Operating Margin Percentage	67.3%	65.9%	70.6%
Adjusted EBITDA (3)	$36,740	$36,003	$37,149
Adjusted EBITDA Percentage	55.7%	54.5%	58.5%
Distributable Cash Flow (3)	$27,073	$27,223	$30,490

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.  Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 85.1%, 82.1% and 79.1% for the quarters ended June 30, 2017,  March 31, 2017 and June 30, 2016, respectively.  Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 84.3%, 80.9% and 80.4% for the quarters ended June 30, 2017,  March 31, 2017 and June 30, 2016, respectively.

(2)

Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, see “Non-GAAP Financial Measures” below.

Liquidity and Credit Facility

As of June 30, 2017,  the Partnership was in compliance with all covenants under its $1.1 billion revolving credit facility. As of June 30, 2017, the outstanding balance under the revolving credit facility, which matures in 2020, was $725.0 million.

Full-Year 2017 Outlook

USA Compression is updating its net income guidance and confirming its Adjusted EBITDA and Distributable Cash Flow guidance for 2017:

•	Net income range of $6.0 million to $21.0 million;
•

A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;

•	Adjusted EBITDA range of $145.0 million to $160.0 million; and
•	Distributable Cash Flow range of $108.0 million to $123.0 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter 2017 performance.  The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 866-564-2846 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 323-701-0225.  The conference ID for both is 4981063.

A replay of the call will be available through August 15, 2017. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112.  Investors outside the U.S. and Canada should dial 719-457-0820.  The conference ID for both is 4981063.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at investors.usacompression.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, Gross operating margin, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Management views Adjusted EBITDA as one of its primary management tools, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income before net interest expense, depreciation and amortization expense, and income tax expense.  The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense, severance charges, certain transaction fees, loss (gain) on disposition of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with U.S. generally accepted accounting principles (“GAAP”) results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income, its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability. A reconciliation of gross operating margin to operating income is provided in this news release.

Distributable Cash Flow is defined as net income plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense, impairment of compression equipment, impairment of goodwill, certain transaction fees, severance charges, loss (gain) on disposition of assets, proceeds from insurance recovery and other, less maintenance capital expenditures.

Management believes Distributable Cash Flow is an important measure of operating performance because such measure allows management, investors and others to compare basic cash flows the Partnership generates (prior to any retained cash reserves established by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Distributable Cash Flow Coverage Ratio, a non-GAAP measure, is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and incentive distribution rights (“IDRs”) in respect of such period, divided by distributions declared to limited partner unitholders in respect of such period.   Cash Coverage Ratio is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and IDRs in respect of such period, divided by cash distributions expected to be paid to limited partner unitholders in respect of such period, after taking into account the non-cash impact of the DRIP. Management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2017 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income and net cash provided by operating activities reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements.  These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2017 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information.  You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed.  When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016,  which was filed with the Securities and Exchange Commission on February 13, 2017,  and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;

•	our ability to realize the anticipated benefits of acquisitions and to integrate acquired assets with our existing fleet;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

mailto:mlenox@usacompression.com
Matthew C. Liuzzi Chief Financial Officer 512-369-1624 mliuzzi@usacompression.com

mailto:mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per unit amounts — Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Revenues:
Contract operations	$63,325	$60,432	$62,785
Parts and service	2,689	5,600	726
Total revenues	66,014	66,032	63,511
Cost of operations, exclusive of depreciation and amortization	21,583	22,522	18,654
Gross operating margin	44,431	43,510	44,857
Other operating and administrative costs and expenses:
Selling, general and administrative	10,632	11,123	11,180
Depreciation and amortization	24,534	24,151	23,412
Loss (gain) on disposition of assets	(13)	(244)	1,072
Impairment of compression equipment	2,601	1,112	693
Total other operating and administrative costs and expenses	37,754	36,142	36,357
Operating income	6,677	7,368	8,500
Other income (expense):
Interest expense, net	(6,002)	(5,674)	(5,139)
Other	12	7	7
Total other expense	(5,990)	(5,667)	(5,132)
Net income before income tax expense	687	1,701	3,368
Income tax expense	134	149	94
Net income	$553	$1,552	$3,274

Net income allocated to:
General partner's interest in net income	$344	$353	$345
Common units' interest in net income	$209	$1,199	$2,929

Weighted average common units outstanding:
Basic	61,396	60,877	54,506
Diluted	61,559	61,154	54,752

Basic and diluted net income per common unit	$0.003	$0.02	$0.05

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands— Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Net cash provided by operating activities	$33,986	$18,286	$36,497
Net cash used in investing activities	$(17,010)	$(15,590)	$(8,481)
Net cash used in financing activities	$(16,664)	$(2,754)	$(28,016)

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Net income	$553	$1,552	$3,274
Interest expense, net	6,002	5,674	5,139
Depreciation and amortization	24,534	24,151	23,412
Income tax expense	134	149	94
EBITDA	$31,223	$31,526	$31,919
Impairment of compression equipment	2,601	1,112	693
Interest income on capital lease	408	431	362
Unit-based compensation expense (1)	2,402	2,945	3,022
Severance charges	58	62	81
Other	61	171	—
Loss (gain) on disposition of assets	(13)	(244)	1,072
Adjusted EBITDA	$36,740	$36,003	$37,149
Interest expense, net	(6,002)	(5,674)	(5,139)
Income tax expense	(134)	(149)	(94)
Interest income on capital lease	(408)	(431)	(362)
Non-cash interest expense	547	547	548
Severance charges	(58)	(62)	(81)
Other	(61)	(171)	—
Changes in operating assets and liabilities	3,362	(11,777)	4,476
Net cash provided by operating activities	$33,986	$18,286	$36,497

(1)

For the quarters ended June 30, 2017,  March 31, 2017 and June 30, 2016, unit-based compensation expense included $0.6 million, $0.8 million, and $0.7 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0,  $0.4 million and $0, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2017 and 2016 was related to non-cash adjustments to the unit-based compensation liability.

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(Dollars in thousands— Unaudited)

The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Net income	$553	$1,552	$3,274
Plus: Non-cash interest expense	547	547	548
Plus: Non-cash income tax expense	20	109	32
Plus: Depreciation and amortization	24,534	24,151	23,412
Plus: Unit-based compensation expense (1)	2,402	2,945	3,022
Plus: Impairment of compression equipment	2,601	1,112	693
Plus: Severance charges	58	62	81
Plus: Other	61	171	—
Less: Loss (gain) on disposition of assets	(13)	(244)	1,072
Less: Maintenance capital expenditures (2)	(3,690)	(3,182)	(1,644)
Distributable cash flow	$27,073	$27,223	$30,490
Plus: Maintenance capital expenditures	3,690	3,182	1,644
Plus: Changes in operating assets and liabilities	3,362	(11,777)	4,476
Less: Other	(139)	(342)	(113)
Net cash provided by operating activities	$33,986	$18,286	$36,497

Distributable Cash Flow	$27,073	$27,223	$30,490
Less: Cash distributions to general partner and IDRs	751	749	715
Distributable Cash Flow attributable to limited partner interest	$26,322	$26,474	$29,775

Distributions for Distributable Cash Flow Coverage Ratio (3)	$32,327	$32,119	$28,805

Distributions reinvested in the DRIP (4)	$6,733	$6,635	$6,483

Distributions for Cash Coverage Ratio (5)	$25,594	$25,484	$22,322

Distributable Cash Flow Coverage Ratio	0.81	0.82	1.03

Cash Coverage Ratio	1.03	1.04	1.33

(1)

For the quarters ended June 30, 2017,  March 31, 2017 and June 30, 2016, unit-based compensation expense included $0.6 million, $0.8 million, and $0.7 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0, $0.4 million and $0, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2017 and 2016 was related to non-cash adjustments to the unit-based compensation liability.

(2)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related operating income.

(3)	Represents distributions to the holders of the Partnership’s common units as of the record date for each period.

(4)	Represents distributions to holders enrolled in the DRIP as of the record date for each period. The amount for the quarter ended June 30, 2017 is based on an estimate as of the record date.

(5)	Represents cash distributions declared for common units not participating in the DRIP for each period.

USA COMPRESSION PARTNERS, LP

FULL-YEAR 2017 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$6.0 million to $21.0 million
Plus: Interest expense, net	$25.4 million
Plus: Depreciation and amortization	$98.2 million
Plus: Income tax expense	$0.4 million
EBITDA	$130.0 million to $145.0 million
Plus: Interest income on capital lease	$1.6 million
Plus: Unit-based compensation expense (1)	$9.6 million
Plus: Impairment of compression equipment	$3.7 million
Plus: Other	$0.1 million
Adjusted EBITDA	$145.0 million to $160.0 million
Less: Cash interest expense	$24.1 million
Less: Current income tax expense	$0.4 million
Less: Maintenance capital expenditures	$12.5 million
Distributable Cash Flow	$108.0 million to $123.0 million

(1)	Based on the Partnership’s unit closing price as of June 30, 2017.